CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-284702 on Form S-6 of our report dated April 9, 2025, relating to the financial statements of FT 12128, comprising Target Dvd. Dbl. Play 2Q '25 - Term 7/9/26 (Target Dividend Double Play Portfolio, 2nd Quarter 2025 Series) and Target Dvd. Triple Play 2Q '25 - Term 7/9/26 (Target Dividend Triple Play Portfolio, 2nd Quarter 2025 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 9, 2025